News Release

For Immediate Release	For Further Information, Contact:
January 5, 2007	George Lancaster, Hines 713/966-7676 George_lancaster@hines.com

HINES ACQUIRES NINE OFFICE BUILDINGS IN REDMOND, WA

(SEATTLE, WA) – Hines, the international real estate firm, announced today that Hines Real Estate Investment Trust, Inc. (Hines REIT) has acquired the Daytona and Laguna office complexes – nine buildings containing approximately 715,000 square feet, in Redmond, WA. The adjacent complexes are located along the Highway 520 Corridor east of Seattle, and were sold by Hart Properties NW, LLC. The Seattle office of CBRE, under the leadership of Tim O’Keefe and Steven Hermann, represented the seller in the transaction. Hines Senior Vice President Colin Shepherd, together with the leaders of Hines’ Seattle office, Project Manager Ty Bennion and Asset Manager Randy Dixon, represented Hines REIT. The complexes are 100 percent leased to tenants including Microsoft Corporation, which occupies 40 percent of the project, and Honeywell Industrial, Inc., which occupies 54 percent. Hines will lease and manage the properties on behalf of Hines REIT.

The Daytona complex (approximately 251,000 square feet), which was acquired on December 20, 2006, is comprised of three office buildings:

Daytona, located at 14999 NE 31st Way, is a four-story, 211,731-square-foot, Class A building which was completed in 2002. The building, which is 100 percent leased to Microsoft, contains a three-level, below grade parking garage.

Daytona A, located at 14802-14826 NE 31st Circle, is a multi-tenant, single-story, 21,828-square-foot office building.

Daytona B, located at 14828-14854 NE 31st Circle, is a multi-tenant, single-story, 16,956-square-foot office building. The Daytona A and B buildings were constructed in 1978, were renovated in 2002, and are fully leased to various smaller tenants.

The Laguna complex (approximately 465,000 square feet), which was acquired on January 3, 2007, is comprised of six office buildings.

Laguna North, located 15011 NE 36th Street, is a three-story, 104,353-square-foot, Class A office building constructed in 1998. It is 100 percent leased to Microsoft.

Laguna South, located 14980 NE 31st Way, is a three-story, 104,443-square-foot, Class A office building constructed in 1999. It is 100 percent leased to Honeywell.

Honeywell Buildings 1-4, located at 15001 NE 36th Street, are single-story, 255,905-square-foot flex/office/light manufacturing facilities that were built in the 1960s. They are 100 percent leased to Honeywell.

The Daytona and Laguna buildings were designed by Mulvanny G2 Architects.

“We believe that the acquisition of the Daytona and Laguna complexes will further enhance the Hines REIT portfolio with the buildings’ quality, long-term tenancy, its Class A space which is well suited for the tenant base, and its superior accessibility,” said Charles Hazen, president of Hines REIT.

“We have been looking for another opportunity to invest in Redmond ever since selling our successful Cedar Court development in 2002,” Shepherd said. “Tim O’Keefe was also the Hart’s broker on the sale of the adjacent Cedar Court site to us in 1997 and will continue to represent us on leasing at the property as he did on Cedar Court.”

Bennion added, “We think that Seattle’s Eastside suburban market is one of the strongest markets in the country, and the properties’ ideal central location on Redmond’s highly visible main transportation artery made this acquisition extremely attractive Hines REIT and us.”

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including these acquisitions, Hines REIT currently owns interests in 24 office properties located in Atlanta, Chicago, Dallas, Houston, Los Angeles, Miami, New York, Richmond, Sacramento, San Diego, San Francisco, Seattle and Washington D.C. For additional information about Hines REIT, please see www.hinesreit.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing or disposition services for over 49 years. With offices in 64 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $13.5 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” section of Hines REIT’s Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.